EXHIBIT 5.1

Dentons Durham Jones Pinegar P.C. 192 East 200 North, Third Floor St. George, Utah 84770 United States dentons.com

December 13, 2024

Know Labs, Inc. 500 Union Street, Suite 810 Seattle, Washington 98101

Re:	Registered Direct Offering

Ladies and Gentlemen:

We have acted as legal counsel to Know Labs, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated December 13, 2024 (the “Prospectus Supplement”), to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), to a Registration Statement (File No. 333-276246) on Form S-3 (the “Registration Statement”), which includes a base prospectus (the “Base Prospectus,” and such Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Prospectus relates to the registration under the Securities Act (the “Offering”) of (a) 1,250,000 units (the “Offering Units”), with each Offering Unit consisting of one share (the “Offering Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Offering Warrants”), (b) 1,250,000 shares of Common Stock issuable upon exercise of the Offering Warrants (the “Offering Warrant Shares”), (c) 1,250,000 warrants to purchase one share of Common Stock issued to the Placement Agent (“Placement Agent Warrants”), and (d) 87,500 shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Placement Agent Shares”, and, together with the Offering Shares, and Offering Warrant Shares, collectively, the “Shares”). The Shares are covered by the Registration Statement and we understand that the Shares are to be offered and sold in the manner described in the Prospectus.

In our capacity as counsel, you have requested that we render the opinions set forth in this letter and we are furnishing this opinion letter to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have assumed that the Shares will be sold in the manner described in the Registration Statement and the Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Nevada (including the statutory provisions and all applicable judicial decisions interpreting those laws), the laws of the State of New York (but not including any statutes, rules, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that (i) the Offering Units have been duly authorized, and when such Offering Units are issued and delivered by the Company in accordance with the Registration Statement and Prospectus and upon receipt by the Company of the consideration therefor provided therein, such Offering Units will be validly issued, (ii) the Shares have been duly authorized, and when such Shares are issued and delivered by the Company in accordance with the Registration Statement and Prospectus and upon receipt by the Company of the consideration therefor provided therein, such Shares will be validly issued, fully paid and nonassessable, (iii) as of the date hereof, the Offering Warrants and the Placement Agent Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Prospectus and upon receipt by the Company of the consideration therefor provided therein, will constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

Know Labs, Inc. December 13, 2024 Page 2	dentons.com

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement or the filing of the Prospectus Supplement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons Durham Jones Pinegar P.C.

Dentons Durham Jones Pinegar P.C.